UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K/A

_____________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2014

TG Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32639 (Commission File Number)	36-3898269 (IRS Employer Identification No.)

3 Columbus Circle, 15th Floor

New York, New York 10019

(Address of Principal Executive Offices)

(212) 554-4484

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On September 22, 2014, TG Therapeutics, Inc. (the “Company”) exercised its option to license (“license option”) the global rights to TGR-1202, thereby entering into an exclusive licensing agreement (the “Agreement”) with Rhizen Pharmaceuticals, S A (“Rhizen”) for the development and commercialization of TGR-1202. The Company and Rhizen have to date been jointly developing TGR-1202 in a 50:50 joint venture.

Under the terms of the Agreement, Rhizen will receive a $4.0 million cash payment and 371,530 shares of Company common stock, par value $0.001, as an upfront license fee. With respect to TGR-1202, Rhizen will be eligible to receive regulatory filing, approval and sales based milestones in the aggregate of approximately $1751 million, a small portion of which will be payable on the first New Drug Application (NDA) filing and the remainder on approval in multiple jurisdictions for up to two oncology indications and one non-oncology indication and sales milestones, the largest of which will be upon $2 billion in net annual sales. In addition, if TGR-1202 is co-formulated with another drug to create a new product (a "New Product"), Rhizen will be eligible to receive similar regulatory approval and sales based milestones for such New Product.  Additionally, Rhizen will be entitled to tiered royalties on the Company’s future net sales of TGR-1202 and any New Product. In lieu of sales milestones and royalties on net sales, Rhizen shall also be eligible to participate in sublicensing revenue, if any, based on a percentage that decreases as function of the number of patients treated in clinical trials following the exercise of the license option. Rhizen will retain global manufacturing rights to TGR-1202, provided that they are price competitive with alternative manufacturers. In consideration of the early exercise, Rhizen accepted half of the exercise price in shares of the Company’s Common Stock at the 10-day trailing volume weighted average price as of the closing on Monday, September 22, 2014, as opposed to all cash as originally required.

1 As previously reported in the prior 8-K for which this 8-K amendment relates, $240 million in potential milestones was an estimate made by our partner of the total deal size. Additionally, as previously reported in our 10-K for the year-ended December 31, 2013, the Company reported all potential milestones for only TGR-1202 because of the uncertainty associated with a New Product, which is not currently under development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG Therapeutics, Inc.
(Registrant)

Date: September 23, 2014

	By:	/s/ Sean A. Power
Sean A. Power
Chief Financial Officer